Exhibit - Sub-Item 77K




                          Report of Independent Auditor



We have been appointed as the Independent Auditor of The Potomac Insurance Trust (the "Trust") for the period ended December 31, 2001. We performed no services for the Trust related to the period ended December 31, 2001 or any other period related to the Trust.

                                                     /s/ Ernst  & Young LLP


Milwaukee, Wisconsin
August 29, 2002